Exhibit 99.1

Muzak LLC Announces Second Quarter Results

    FORT MILL, S.C.--(BUSINESS WIRE)--Aug. 7, 2003--Muzak LLC ("Muzak" or the "Company"), the leading provider of business music services in the United States, today announced financial results for the quarter and six months ended June 30, 2003.
    Music and other business services revenue for the quarter ended June 30, 2003 was $43.4 million, a 7.4% increase, compared to $40.4 million for the quarter ended June 30, 2002. Equipment sales and related services revenue increased 3.9% to $14.2 million for the quarter ended June 30, 2003 from $13.7 million in the comparable 2002 period. As a result, total revenue for the quarter ended June 30, 2003 was $57.6 million, a 6.5% increase, compared to $54.1 million for the quarter ended June 30, 2002.
    EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) was $12.7 million for the quarter ended June 30, 2003, a decrease of $1.7 million or 11.7%, compared to $14.4 million in the quarter ended June 30, 2002. Excluding a 2003 charge of $5.1 million for loss on early extinguishment of debt (see paragraph below for a summary of the financing transaction) and a 2002 charge of $3.1 million relating to an accrual for prior period licensing royalties and related expenses, EBITDA increased 1.4% during the quarter ended June 30, 2003 as compared to the 2002 period. The Company believes that EBITDA is a meaningful measure of the cash flows available to invest in new client locations and to service its debt obligations. See attached reconciliation of cash flows from operating activities to EBITDA.
    For the six months ended June 30, 2003, the Company had music and other business services revenue of $86.0 million, total revenue of $114.3 million, and EBITDA of $30.4 million, representing increases of 7.6%, 8.8%, and 1.4%, respectively over the comparable 2002 period. Excluding the charges referenced above as well as a 2002 charge of $0.5 million relating to a postponed financing transaction, EBITDA increased 5.4% in the six months ended June 30, 2003 as compared to the 2002 period.
    On May 20, 2003, the Company completed a private placement for $220 million of 10% Senior Notes due 2009. The Company used the proceeds to repay its then existing revolving credit facility, senior term loans, certain other debt, and to make a distribution to Muzak Holdings LLC to enable Muzak Holdings to repurchase a portion of the 13% Senior Discount Notes due 2010.
    "Our recurring revenue growth is consistent with historical periods and validates the stability of our recurring revenue base. We signed several new national clients during the second quarter, including British Petroleum, Rock Bottom restaurants, and Coldstone Creamery. In addition, we have been successful in recontracting and selling additional services to several of our national clients. The increase in equipment sales revenue reflects our targeted efforts to develop our equipment sales consistent with our continued growth in recurring revenue," commented Bill Boyd, Chief Executive Officer.
    "We experienced a decrease in our annualized cancellation rate to 9.4% in the first six months of 2003 from 9.9% in the 2002 comparable period, a $0.6 million positive EBITDA impact on an annualized basis. Our ongoing cost cutting initiatives have helped offset our targeted investment in sales management and support positions, commission expenses associated with higher one time equipment revenues, and rising costs of corporate insurance. Our selling, general, and administrative expenses as a percentage of revenues have remained flat at 28.4% for the six months ended June 30, 2003 vs. the prior year. The full impact on our financial performance of our targeted investment in sales management and support positions is currently suppressed due to a significant increase in backlog. We expect this backlog to decrease in the second half of the year, thereby increasing the visibility of our successful sales efforts. The financing transaction extends 99% of the debt maturities to 2009 and beyond, thus enhancing financial flexibility, and provides sufficient liquidity to fund organic growth for the foreseeable future," commented Stephen Villa, Chief Operating Officer.
    Muzak LLC will have a conference call on August 7, 2003 at 3:00 p.m. (Eastern Daylight Time) to discuss second quarter 2003 results. The call in number is 1-800-756-4697 and the access code is 0801. A replay of the call will be available for one week beginning on August 8, 2003. The replay number is 1-800-756-3819 and the access code is 080100.
    Muzak, the leading audio imaging company, enhances brands and creates experiences with AUDIO ARCHITECTURE(TM) and MUZAK VOICE(TM). More than 100 million people hear Muzak programs each day. We deliver music, messaging, and sound system design through more than 200 sales and service locations.
    The above statements include forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as "anticipate", "believe", "intend", "expect", "anticipate", "could", "may", "will" and similar expressions and include references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies. Forward-looking statements involve risks and uncertainties, including, but not limited to those related to the Company's substantial leverage and debt service requirements, restrictions imposed by the terms of the Company's indebtedness, the Company's history of net losses, the Company's dependence on satellite delivery of its products and on license agreements, the Company's ability to integrate acquisitions, future capital requirements, the impact of competition and technological change, the availability of cost-effective programming, the impact of legislation and regulation, risks associated with the effect of general economic conditions and the other factors discussed in Muzak Holdings LLC's filings with the Securities and Exchange Commission. Actual results could differ materially from these forward-looking statements. The Company undertakes no obligation to update these forward-looking statements.



                              Muzak LLC
                         Financial Highlights
                         --------------------
                  (unaudited, dollars in thousands)


                                                              Quarter
                                Quarter Ended                  Ended
                            6/30/2003  6/30/2002  % Change   3/31/2003
                            ---------- ---------- --------- ----------
Selected Operations Data

 Revenues
  Music and Other Business
   Services                   $43,388    $40,406      7.4%    $42,642
  Equipment Sales and
   Related Services            14,195     13,663      3.9%     14,048
                            ---------- ---------- --------  ----------
         Total Revenues        57,583     54,069      6.5%     56,690
                            ---------- ---------- --------  ----------

 Cost of Revenues
  Music and Other Business
   Services (1)                 7,936     10,888    -27.1%      7,784
  Equipment Sales and
   Related Services            11,966     11,043      8.4%     11,289
                            ---------- ---------- --------  ----------
     Total Cost of Revenues    19,902     21,931     -9.3%     19,073
                            ---------- ---------- --------  ----------

 Selling, General and
  Administrative
  Amortization of
   Commissions                  3,869      3,042     27.2%      3,617
  Other Selling, General and
   Administrative              16,100     14,809      8.7%     16,333
                            ---------- ---------- --------  ----------
         Total Selling,
          General and
          Administrative       19,969     17,851     11.9%     19,950
                            ---------- ---------- --------  ----------

  Other income                    (51)       (79)   -35.4%        (30)
  Loss on early
   extinguishment on
   debt (2)                     5,078          -                    -

  EBITDA (3)                  $12,685    $14,366    -11.7%    $17,697
                            ========== ==========           ==========
    EBITDA Margin (3)            22.0%      26.6%                31.2%

Cash flows from operating
 activities                   $ 2,856    $ 7,908              $ 9,164

Balance sheet data
 (end of period)

 Total Assets                $470,538   $482,019             $466,907
 Revolving Loan                 7,500     19,800               26,300
 Muzak LLC Total Debt (4)     345,555    312,655              314,829


Other financial data

 Muzak LLC Interest Expense    $7,794     $7,012               $6,576
 Muzak LLC Net Debt to           4.87x      5.47x                4.45x
  EBITDA (5)
 Muzak Holdings LLC Net Debt     5.60x      6.53x                5.39x
  to EBITDA (5)



----------------------------------------------------------------------

(1) Cost of music and other business services includes $3.1 million relating to an accrual for prior period licensing royalties and related expenses in the quarter ended June 30, 2002

(2) Loss on early extinguishment of debt includes the write-off of financing fees

(3) Represents net income before interest, income tax benefit (expense), depreciation and amortization. The Company evaluates liquidity using several measures, one of them being EBITDA. EBITDA is not intended to be a liquidity measure that should be regarded as an alternative to, or more meaningful than, cash flow from operations as a measure of liquidity, as determined in accordance with generally accepted accounting principles, known as GAAP. However, management believes that EBITDA is a meaningful measure of liquidity that is commonly used in similar industries to analyze and compare companies on the basis of leverage and liquidity, however it is not necessarily comparable to similar titled amounts of other companies. The following table provides a reconciliation of cash flows from operations to EBITDA.


                                            Three months ended
                                        Q2 2003    Q2 2002    Q1 2003
                                      ---------- ---------- ----------
Cash flows from continuing operating
 activities                              $2,856     $7,908     $9,164
Loss on early extinguishment of debt     (5,078)         -          -
Interest expense net of amortization      7,203      6,503      6,035
Change in working capital                 6,182     (1,143)     1,546
Current taxes expense                       299         73         54
Unearned installation revenue                10        319         (8)
Amortization of deferred subscriber
 acquisition costs                       (3,869)    (3,043)    (3,617)
Deferred subscriber acquisition costs     5,080      3,747      4,517
Gain on disposal of fixed assets              2          2          6
                                      ---------- ---------- ----------
EBITDA                                  $12,685    $14,366    $17,697
                                      ---------- ---------- ----------

   EBITDA margin reflects EBITDA divided by total revenues

(4) Total debt excludes $2.1 million of debt of a subsidiary that is non-recourse to the Company.

(5) Reflects Total Debt described in (3) above less cash divided by EBITDA adjusted for non-cash items on a Last Quarter Annualized Basis. Pursuant to the Company's indentures under which it has notes outstanding, non-cash items reducing or increasing consolidated net income are excluded from EBITDA for purposes of calculating the consolidated leverage ratio



                              Muzak LLC
                         Financial Highlights
                         --------------------
                  (unaudited, dollars in thousands)


                                         Six Months ended
                                       6/30/2003  6/30/2002  % Change
                                       ---------- ---------- ---------
Selected Operations Data

 Revenues
  Music and Other Business Services      $86,030    $79,946       7.6%
  Equipment Sales and Related Services    28,243     25,086      12.6%
                                       ---------- ---------- ---------
   Total Revenues                        114,273    105,032       8.8%
                                       ---------- ---------- ---------

 Cost of Revenues
  Music and Other Business Services (1)   15,720     18,648     -15.7%
  Equipment Sales and Related Services    23,255     20,601      12.9%
                                       ---------- ---------- ---------
     Total Cost of Revenues               38,975     39,249      -0.7%
                                       ---------- ---------- ---------

 Selling, General and Administrative
  Amortization of Commissions              7,486      5,921      26.4%
  Other Selling, General and
   Administrative (2)                     32,433     30,001       8.1%
                                       ---------- ---------- ---------
   Total Selling, General and
    Administrative                        39,919     35,922      11.1%
                                       ---------- ---------- ---------

  Other income                               (81)       (91)    -11.0%
  Loss on early extinguishment of debt     5,078          -

  EBITDA (3)                             $30,382    $29,952       1.4%
                                       ========== ==========
    EBITDA Margin (3)                       26.6%      28.5%

Cash flows from operating activities     $12,020    $12,576


(1) Cost of music and other business services includes $3.1 million relating to an accrual for prior period licensing royalties and related expenses in the six months ended June 30, 2002

(2) Other selling, general, and administrative expenses include $0.5 million relating to a postponed financing transaction in the six months ended June 30, 2002.

(3) Represents net income before interest, income tax benefit (expense), depreciation and amortization. The Company evaluates liquidity using several measures, one of them being EBITDA. EBITDA is not intended to be a liquidity measure that should be regarded as an alternative to, or more meaningful than, cash flow from operations as a measure of liquidity, as determined in accordance with generally accepted accounting principles, known as GAAP. However, management believes that EBITDA is a meaningful measure of liquidity that is commonly used in similar industries to analyze and compare companies on the basis of leverage and liquidity, however it is not necessarily comparable to similar titled amounts of other companies. The following table provides a reconciliation of cash flows from operations to EBITDA.



                                                   Six months ended
                                                 Q2 2003     Q2 2002
                                                ----------  ----------
Cash flows from continuing operating activities   $12,020     $12,576
Loss on early extinguishment of debt               (5,078)          -
Interest expense net of amortization               13,238      13,848
Change in working capital                           7,728       1,401
Current taxes expense                                 353          73
Unearned installation revenue                           2         737
Amortization of deferred subscriber acquisition
 costs                                             (7,486)     (5,922)
Deferred subscriber acquisition costs               9,597       7,226
Gain on disposal of fixed assets                        8          13
                                                ----------  ----------
EBITDA                                            $30,382     $29,952
                                                ----------  ----------

EBITDA margin reflects EBITDA divided by total revenues

    CONTACT: Muzak LLC
             Catherine Walsh, 803-396-3000